Exhibit 3.10
OFFICE TRANSLATION
ARTICLES OF ASSOCIATION
FOR
CGG Marine Resources Norge AS
(resolved at an extraordinary general meeting of 28 November, 2008)
     § 1. Company name
The company’s name is CGG Marine Resources Norge AS.
     § 2. Registered office
The company’s registered office is in the municipality of Bærum.
     § 3. Business activities of the company
Investment in industry and shipping, including seismic ships and everything in connection therewith, and ownership of shares and parts in companies that engage in similar and related activities.
     § 4. The share capital of the company
The company’s share capital is NOK 527,211,335,- consisting of 100 shares with face value NOK 5,272,113.35 each.
     § 5. The Board of Directors
The company’s Board of Directors shall consist of 4 to 6 board members.
     § 6. Registration in the Norwegian Registry of Securities
The shares of the company shall not be registered in the Norwegian Registry of Securities.
     § 7. Representation
The Chairman of the Board binds the company.
     § 8. General Meeting
The General Meeting may be held in the municipality of Oslo.
The following business must be transacted and decided in the Ordinary General Meeting:
1.	Approval of the annual accounts and the annual report, including distribution of dividends.

2.	Any other business required by the Norwegian Companies Act to be transacted at the General Meeting.
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